Exhibit 99.13

Agreement of Joint Filing

Jackson St. Partners, John J. Hagenbuch, Trustee U/D/T September 13, 1995 and John J. Hagenbuch hereby agree that the Schedule 13D to which this Agreement is attached as an exhibit may be filed on behalf of each such person.

Dated: February 19, 2005

JACKSON ST. PARTNERS

By:	/s/ John J. Hagenbuch
John J. Hagenbuch, Partner

By:	/s/ John J. Hagenbuch
John J. Hagenbuch, Trustee, U/D/T September 13, 1995

By:	/s/ John J. Hagenbuch
John J. Hagenbuch